EXHIBIT 5

                     [Corinthian Colleges, Inc. Letterhead]

May 13, 2005

Corinthian Colleges, Inc.
6 Hutton Centre Drive, Suite 400
Santa Ana, California  92707

         Re:   Registration of Securities of Corinthian Colleges, Inc.

Ladies and Gentlemen:

         At your request, and in my capacity as General Counsel of Corinthian Colleges, Inc. (the "Company"), I have examined the Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with respect to up to 265,000 shares of the Company's Common Stock, par value $0.0001 per share (the "Shares"). All of the Shares are issuable pursuant to the Corinthian Colleges, Inc. 2004 New-Hire Award Plan (the "Plan").

         In my capacity as the Company's General Counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate with respect to this opinion.

         The law covered by this opinion is limited to the General Corporation Law of the State of Delaware. I express no opinion with respect to the applicability or the effect of any other laws and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

         On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company's Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

         I consent to the Company's filing of this opinion as an exhibit to the Registration Statement.

                                                     Respectfully submitted,

                                                     /s/ STAN A. MORTENSEN
                                                     ------------------------
                                                     Stan A. Mortensen
                                                     General Counsel